Exhibit 23.a

                          Independent Auditors' Consent

The Board of Directors
First Bancorp

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of First Bancorp on Form S-8 relating to the First Bancorp 1994 Stock Option Plan (File nos. 033-82542 and 033-58668), the Registration Statement on Form S-3D relating to the First Bancorp Dividend Reinvestment and Common Stock Purchase Plan (File no. 333-71431), the Registration Statement of First Bancorp on Form S-8 relating to three First Savings Bancorp, Inc. stock option plans (File no. 333-51798), the Registration Statement of First Bancorp on Form S-8 relating to the Century Bancorp stock option plan (File no. 333-65296), and the Registration on Form S-8 relating to the Amended and Restated First Bancorp CCB Non-Qualified Stock Option Plan (File no. 333-103741) of our report dated February 20, 2004, relating to the consolidated balance sheets of First Bancorp and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of First Bancorp. Our report refers to the fact that on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and on October 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions."


                                                        /s/ KPMG LLP

Charlotte, North Carolina
March 9, 2004